Exhibit 10.2

PURE PLASTIC LLC

May 10, 2024

PureCycle Technologies, Inc.

5950 Hazeltine Drive Suite 300

Orlando, FL 32822

Attention: Brad Kalter, General Counsel

Email: bkalter@purecycle.com

Re: Payoff and Release Letter

Reference is hereby made to the Credit Agreement dated as of May 8, 2023 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) by and among PURECYCLE TECHNOLOGIES, INC., a Delaware Corporation (the “Borrower”), PURECYCLE TECHNOLOGIES HOLDINGS CORP., a Delaware Corporation (“Holdings”), PURE CYCLE TECHNOLOGIES, LLC, a Delaware limited liability company (“PureCycle LLC” and, together with Holdings, collectively, the “Guarantors”), the Lenders party thereto and PURE PLASTIC LLC, a Delaware limited liability company (“Pure Plastic”), as the Administrative Agent for the Lenders thereunder (in such capacity, the “Administrative Agent”) and Security Agent for the Secured Parties thereunder (in such capacity, the “Security Agent” and, together with the Administrative Agent, collectively, the “Agents”). Capitalized terms used and not otherwise defined herein shall have the same meanings as specified in the Credit Agreement.

Reference is further hereby made to the Amended and Restated Bond Purchase Agreement dated as of May 7, 2024 (the “Bond Purchase Agreement”) by and between PureCycle LLC and Pure Plastic, pursuant to which, among other things, PureCycle LLC intends to sell to Pure Plastic certain Ironton Bonds (collectively, the “Purchased Bonds”), subject to the terms and conditions set forth therein.

In connection with the consummation of the transactions contemplated under the Bond Purchase Agreement, the Administrative Agent has been informed that on the Scheduled Payment Date (as defined below) the Borrower intends to pay and satisfy in full all of the Obligations, indebtedness and liabilities owing by the Loan Parties to the Secured Parties under and in respect of, and otherwise in accordance with, the Credit Agreement and the other Loan Documents (collectively, the “Obligations”).

1.
Payoff Amount. As of May 10, 2024 (the “Scheduled Payoff Date”), the aggregate amount payable to discharge the Obligations in full, including principal, accrued interest, fees and expenses is $50,345,538 (the “Payoff Amount”), the details of which are set forth below:

Description	$ Amount

Outstanding Principal plus Accrued but Unpaid Interest	$45,450,538
Prepayment Premium	$4,800,000
Legal Fees and Expenses	$95,000
Payoff Amount	$50,345,538

If the Payoff Date (as defined below) does not occur until after 12:00 noon (Eastern Time) on the Scheduled Payoff Date, the Payoff Amount shall be increased by $16,172 (the “Per Diem Amount”) on a daily basis until the Payoff Date. This Letter shall terminate and be of no force or effect if the Payoff Date does not occur by 5:00 p.m. (Eastern Time) on May 15, 2024. Nothing in this Letter, including the inclusion of the Per Diem Amount, shall be construed as an amendment to Section 2.07 of the Credit Agreement, which provides that all accrued and unpaid Obligations are due and payable on the Termination Date.

2.
Release Conditions. This letter agreement (this “Letter”) confirms that, upon the satisfaction of each of the following conditions (collectively, the “Release Conditions”) to the reasonable satisfaction of the Administrative Agent, all of the Obligations (other than the Surviving Obligations as described in Section 3 below) shall be deemed paid and satisfied in full (the date on which all of the Release Conditions shall first be satisfied, the “Payoff Date”):
(a)
The Administrative Agent shall have received a counterpart of this Letter duly executed by each Loan Party.
(b)
The Administrative Agent shall have received (i) the Bond Purchase Agreement, in the form attached hereto as Exhibit A, duly executed by PureCycle LLC and Pure Plastic and (ii) Purchased Bonds in the aggregate par amount of $56,810,000, which shall satisfy $45,448,000 of the portion of the Payoff Amount comprised of outstanding principal plus accrued but unpaid interest described in Section 1 above;
(c)
The transactions contemplated to occur on the Initial Closing Date (as defined in the Bond Purchase Agreement) shall have been consummated;
(d)
The Administrative Agent shall have a received the Series B Warrant, in the form attached hereto as Exhibit B, dated as of the date hereof and duly executed by the Borrower, which shall satisfy the portion of the Payoff Amount comprised of the prepayment premium described in Section 1 above;
(e)
Nixon Peabody LLP, as counsel to the Agents, shall have received a wire transfer in immediately available funds in aggregate amount equal to the portion of the Payoff Amount comprised of the legal fees and expenses described in Section 1 above, in accordance with the following wire instructions:

Name of Bank:	XXXXXXXX
ABA No.:	XXXXXXXX
Account Name:	XXXXXXXX
Account No.:	XXXXXXXX
Reference:	XXXXXXXX
(f)
The Administrative Agent shall have received a wire transfer of immediately available funds in an aggregate amount equal to the sum of (i) $2,538, which, after giving effect to Section 2(b) above, shall satisfy the remaining portion of the Payoff Amount comprised of outstanding principal plus accrued but unpaid interest described in Section 1 above, plus (ii) any increase to the Payoff Amount on account of any Per Diem Amount due and payable hereunder as a result of the Payoff Date occurring after 12:00 noon (Eastern Time) on the Scheduled Payoff Date, in accordance with the wire instructions previously provided by the Administrative Agent to the Borrower.
3.
Termination of Obligations; Release of Liens. Upon the satisfaction of each of the Release Conditions, (a) all commitments of the Lenders to make Loans and extend further credit to Borrower under the Credit Agreement and the other Loan Documents shall terminate, (b) all Obligations (other than the Surviving Obligations as described below) shall be deemed paid and satisfied in full, (c) all obligations of each Guarantor under the Credit Agreement and the other Loan Documents to guarantee the Obligations (other than the Surviving Obligations as described below) shall automatically be deemed released and discharged and (d) all liens of the Security Agent on, and security interests of the Security Agent in, the Collateral (as defined in the Credit Agreement) securing the Obligations shall be deemed to be fully released and discharged; provided, however, that the Secured Parties’ receipt of the Payoff Amount, and the occurrence of the Payoff Date, shall not affect the following obligations (collectively, the “Surviving Obligations”): (i) any rights of any Agent or Lender or obligations of Borrower or any other Loan Party under the Credit Agreement or any other Loan Documents that expressly survive repayment of the Obligations (including, without limitation, contingent indemnity and reimbursement obligations) and (ii) any rights of any Agent or Lender or obligations of Borrower or any Loan Party arising under this Letter.
4.
Delivery of Documents. Upon the satisfaction of each of the Release Conditions, (a) each applicable Loan Party is authorized by each of the Agents and Lenders to (x) file the UCC‑3 termination statements attached hereto as Exhibit C and (y) record an intellectual property release duly executed and delivered by the Security Agent substantially in the form attached hereto as Exhibit D hereto, (b) the Security Agent, at the Borrower’s or such other applicable Loan Party’s expense, will promptly deliver (x) to Borrower, a control agreement resignation notice duly executed and delivered by the Security Agent substantially in the form attached hereto as Exhibit E and (y) to Borrower or any other applicable Loan Party, all other termination statements, releases and other agreements reasonably requested by Borrower as necessary or advisable in connection with the above described release and termination of liens and security interests of the Security Agent on and in any of the Collateral (all of which shall be prepared by Borrower and reasonably acceptable to the Security Agent) and (c) the Security Agent, at the Borrower’s or such other applicable Loan Party’s expense, will promptly forward to Borrower, any other applicable Loan Party or, to the extent required pursuant to the Intercreditor Agreement, the Sylebra Security Agent all items or the proceeds of all checks, drafts, or other instruments received by the Security Agent in connection with the Collateral.
5.
Release of Lender. Each of the Loan Parties, for and in consideration of the releases and terminations agreed to by each of the Agents and the Lenders above, does hereby release, discharge and acquit each of the Agents and the Lenders (and their respective officers, directors, agents and employees and its successors and assigns), from all obligations to such Loan Party (and each of its successors and assigns) and from any and all claims, demands, debts, accounts, contracts, liabilities, actions and causes of action, whether at law or in equity, that such Loan Party at any time had or have, now or in the future, against such Agent or Lender (and its officers, directors, agents or employees and its successors and assigns), arising out of the Credit Agreement and the other Loan Documents or any transactions contemplated thereby.
6.
Indemnification for Returned Items and Related Expenses. For and in consideration of the releases and terminations agreed to by each of the Agents and the Lenders above, (a) each Loan Party jointly and severally agrees to indemnify each of the Agents and the Lenders from, and to reimburse and pay, within three (3) days of written demand therefor, in immediately available funds, all losses, liabilities, charges, expenses and fees that such Agent or Lender may incur as a result of any non-payment, claim, refund or charge back of any checks or other items which have been credited by such Agent or Lender to Borrower’s loan account with such Agent or Lender, together with all expenses and other charges incident thereto, and (b) each Loan Party jointly and severally agrees to reimburse and pay, within three (3) days of demand therefor, in immediately available funds, all losses, liabilities, charges, expenses and fees that (i) such Agent or Lender may have incurred or may now or hereafter incur in connection with the transactions contemplated hereby which have not as yet been reflected in Borrower’s loan account that Borrower is, or may be, required to bear pursuant to the Credit Agreement or any other Loan Documents, and (ii) such Agent or Lender may incur as a result of errors in calculation of any amounts due such Agent or Lender by Borrower or any other Loan Party.

7.
Reinstatement. Notwithstanding anything to the contrary contained herein, in the event any payment made to, or other amount or value received by, any Agent or Lender from or for the account of any Loan Party is avoided, rescinded, set aside or must otherwise be returned or repaid by such Agent or Lender whether in any bankruptcy, reorganization, insolvency or similar proceeding involving such Loan Party, any of its subsidiaries or otherwise, the indebtedness and liabilities intended to be repaid thereby shall be reinstated (without any further action by any party) and shall be enforceable against such Loan Party and its successors or assigns. In such event, such Loan Party shall be and remain liable to such Agent or Lender, as applicable, for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or Lender with interest accruing thereon at the applicable rates set forth in the Credit Agreement from and after the date such amount is so repaid or recovered.
8.
Waiver of Certain Prepayment Requirements. Solely with respect to the prepayment contemplated hereby, each Agent and Lender hereby waives the requirement set forth in Section 2.05(a)(i) of the Credit Agreement that it receive at least two (2) Business Days prior written notice from the Borrower of its intent to prepay the Loans. In addition, solely to the extent provided in Sections 2(b) and (d) above with respect to the portions of the Payoff Amount comprised of “outstanding principal plus accrued but unpaid interest” and the “prepayment premium” described in Section 1 above, each Agent and Lender hereby waives any requirement under the Credit Agreement or any other Loan Document that such prepayments be made by the Borrower “in Dollars”, “in immediately available funds”, “in cash”, “by wire transfer”, “in same day funds” or any other similar requirement (including, without limitation, such requirements set forth in Section 2.12(a) of the Credit Agreement).
9.
Counterparts; Facsimile Delivery. Each Agent and Lender hereby requests that each Loan Party acknowledge its receipt and acceptance of and agreement to the terms and conditions set forth in this Letter by signing a copy of it in the appropriate space indicated below and returning it to the Administrative Agent. This Letter may be signed by each Loan Party in several counterparts, but this Letter shall not become effective unless and until it is so accepted and agreed to by each Loan Party and returned to the Administrative Agent. Delivery of a photocopy, facsimile or electronic copy of an executed counterpart of this Letter shall be effective as delivery of a manually executed original counterpart of this Letter.
10.
Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles that would require application of another law.

[remainder of the page intentionally left blank; signatures follow]

Very truly yours,

PURE PLASTIC LLC, as Administrative Agent

By:/s/ Daniel Gibson
Name: Daniel Gibson
Title: Member

PURE PLASTIC LLC, as Security Agent

By:/s/ Daniel Gibson
Name: Daniel Gibson
Title: Member

PURE PLASTIC LLC, as sole Lender

By:/s/ Daniel Gibson
Name: Daniel Gibson
Title: Member

[Signature Page to Payoff Letter (Pure Plastic Credit Agreement)]

AGREED TO AND ACCEPTED

AS OF THE DATE HEREOF:

BORROWER:

PURECYCLE TECHNOLOGIES, iNC.

By:/s/ Dustin Olson

Name: Dustin Olson

Title: Chief Executive Officer

GUARANTORS:

PURECYCLE TECHNOLOGIES HOLDINGS CORP.

By:/s/ Dustin Olson

Name: Dustin Olson

Title: Chief Executive Officer

PURECYCLE TECHNOLOGIES, LLC

By:/s/ Duston Olson

Name: Dustin Olson

Title: Chief Executive Officer

[Signature Page to Payoff Letter (Pure Plastic Credit Agreement)]